EXHIBIT 2.1

                                 CERTIFIED COPY

DOCUMENT NO. 978/1998

                                    Recorded
                   in this Free and Hanseatic City of Hamburg
                                on 9 July 1998.

                                   Before me,
              in Hamburg notary public Dr. jur. Ascan Pinckemelle
               whose office is at Loogestrasse 22, 20249 Hamburg,
                                 today appeared

                      at Warburgstrasse 50, 20354 Hamburg,
                      where I had proceeded upon request:

1. Mr. Wolfgang Brandt, businessman, born 30 January 1944, residing at Ansorgestrasse 24, 22605 Hamburg, Germany, identified by
    Bundespersonalausweis No. 1306865379D.

2. Mr. Eberhardt Schluter, businessman, born 1 May 1946, residing at Bohmersweg 9, 20148 Hamburg, Germany, identified by Bundespersonalausweis No. 1303699133D.

3. Mr. Robert K. Reynolds, businessman, born 29 September 1956, residing at 2002 South 5070 West, Salt Lake City, UT 84104-4726, USA, identified by United States of America passport no. 054684199, acting on behalf of Weider Nutrition Group, Inc., 1960 South 4250 West, Salt Lake City, UT 84104-4836, USA, pursuant to a power of attorney dated 26 June 1998, a notarized copy of which was presented to the acting notary and a certified copy of which is attached to this record.

The persons appearing deposed and declared as follows:

                                       I.

At our request this record is being executed in the English language. Each of us is sufficiently familiar with that language.

          I, the acting notary, have satisfied myself of the truthfulness of this statement.

          I, too, am sufficiently familiar with the English language.

                                      II.

We wish to execute a Stock Purchase Agreement, the contents of which are annexed to this deed. The Stock Purchase Agreement refers to a number of Schedules and Exhibits which are set out in a separate deed recorded by the acting notary on 8 July 1998 (document no. 977/1998) (the "Reference Deed"). In respect of the said Schedules and Exhibits reference is hereby made to the contents of the Reference Deed, a certified copy of which was available. The persons appearing waived the right to have the Reference Deed read out to them. A certified copy of the Reference Deed is attached as an integral part of the present record.

                                      III.

We hereby grant power of attorney to

                Mr. Michael Leue, Abteistrasse 57, 20149 Hamburg
                                      and
           Dr. Holger Iversen LLM., Warburgstrasse 50, 20354 Hamburg

who shall be authorised to act jointly on behalf of each of us and the parties represented by us and for this purpose shall be exempted from the restrictions of Section 181 of the German Civil Code, to execute any amendments to this deed as may be agreed by the parties thereto. The attorneys shall be authorised to delegate their powers hereunder to another person who shall have the same authority as granted to the attorney hereby.

We instruct the attorneys to use the powers granted to them hereunder only in compliance with written instructions (including instructions communicated by telefax) from each of the parties to the Stock Purchase Agreement.

                                      IV.

The effectiveness of the Stock Purchase Agreement is subject to the conditions precedent (AUFSCHIEBENDE BEDINGUNGEN) specified in Section 3 of the Stock Purchase Agreement. Such conditions precedent shall be deemed to be fulfilled if Buyer (as defined in the Stock Purchase Agreement) informs the acting notary in writing that the conditions precedent have been fulfilled. Upon receipt of such confirmation the acting notary is hereby instructed to inform the Sellers thereof immediately in writing.

                                      ***

The deed, including the Stock Purchase Agreement annexed thereto, was read to the persons appearing, approved by them and signed in their own hand as follows:

                                          /s/  Robert K. Reynolds COO
                                          /s/  Eberhardt Schluter
        [SEAL]                            /s/  Wolfgang Brandt
                                          /s/  Dr. jur. Ascan Pinckemelle
                                               notary public

                             Document NRM 978/2998

      [SEAL]             /s/  Dr. jur Ascan Pinckemelle

                               POWER OF ATTORNEY

We, the undersigned Weider Nutrition Group, Inc.,
1960 South 4250 West, Salt Lake City, UT 84104-4728, USA, hereby grant power of attorney to:

      Robert K. Reynolds
      Business address: 2002 South 5070 West,
      Salt Lake City, UT 84104-4726, USA

to represent us at the conclusion of sale and transfer agreements for shares in Haleko Hanseatisches Lebensmittel Kontor GmbH, registered in the commercial register of the local court in Hamburg under HRB 20277, with Mr. Wolfgang Brandt and Mr. Eberhart Schluter.

The attorney shall be authorised to make all statements towards German notaries, courts, administrative authorities and other third parties which may be necessary or useful for the completion of the sale and purchase of the above shares. Moreover he shall be authorised to assign the agreements to be concluded as well as all rights and liabilities thereunder to a third party and to make all statements necessary for such assignment.

The attorney shall be exempted from the restrictions of Section 181 of the German Civil Code, shall be entitled to delegate his power of attorney and to exempt the delegate or delegates from the restrictions of Section 181 of the German Civil Code.

Date: June 26, 1998
E. WEIDER
Chairman of the Board
for and on behalf of
Weider Nutrition Group, Inc.

                                     [SEAL]

                                   APOSTILLE
                   (Convention de La Haye du 5 Octobre 1961)

 1.  Country: UNITED STATES OF AMERICA

 2.  This public document has been signed by RICHARD BIZZARO

 3. acting in the capacity of PRESIDENT & CHIEF EXECUTIVE OFFICER, WEIDER NUTRITION GROUP, INC.

 4.  bears the seal/stamp of LINDA N. SPENCER, NOTARY PUBLIC, STATE OF UTAH

                                   CERTIFIED

 5.  at SALT LAKE CITY, UTAH, U.S.A.

 6.  the 29th day of June, 1998

 7.  by OLENE S. WALKER, Lt. Governor, State of Utah, U.S.A.

 8.  Number: 19263

 9.  Seal/Stamp:
10.  Signature:  OLENE S. WALKER
              Olene S. Walker
              Lieutenant Governor

                                     [SEAL]

THE UTAH DIVISION OF CORPORATIONS AND COMMERCIAL CODE HEREBY CERTIFIES THAT

                          WEIDER NUTRITION GROUP, INC.

IS A UTAH CORPORATION AND IS QUALIFIED TO TRANSACT BUSINESS IN THE STATE OF UTAH. A CERTIFICATE OF INCORPORATION WAS ISSUED FROM THIS OFFICE ON 06-01-1989 AND SAID CORPORATION IS IN GOOD STANDING, AS APPEARS OF RECORD IN THE OFFICES OF THE DIVISION.

FILE # 137260                                                DATED THIS 24TH DAY
                                                             OF JUNE 1998

THIS CERTIFICATION IS NOT VALID
UNLESS PRINTED ON PAPER DISPLAYING
THE STATE SEAL IN BLUE, THE        REMOTE ACCESS CERTIFICATION #143096
DIVISION SEAL IN GOLD, AND THE
DIVISION DIRECTOR'S SIGNATURE.

--------------------------------------------------------------------------------
                                          LORENA P. RIFFO
                                          Lorena P. Riffo
              [SEAL]                      Division Director of
                                          Corporations and Commercial Code

                            STOCK PURCHASE AGREEMENT

                            regarding all shares in

                 HALEKO HANSEATISCHES LEBENSMITTEL KONTOR GmbH

                                       of

                                  9 JULY 1998

                                     among

                             WEIDER NUTRITION GROUP

                                      and

                              MR. WOLFGANG BRANDT

                                      and

                             MR. EBERHARDT SCHLUTER

                            STOCK PURCHASE AGREEMENT

                                     INDEX

                                                 PAGE
                                                 ----
BACKGROUND....................................     1
 1.      SALE AND PURCHASE....................     2
         1.1  Sale and Purchase of the
               Shares.........................     2
         1.2  Shares owned by Schulte.........     2
 2.      PRICE AND TERMS......................     2
         2.1  Initial Cash Payment............     2
         2.2  Stock...........................     3
         2.3  Deferred Cash Payment...........     3
         2.4  Determination of Deferred
               Consideration..................     4
         2.5  Adjustment of Deferred
               Consideration..................     6
 3.      CONDITIONS PRECEDENT.................     7
         3.1  Conditions to Completion........     7
         3.2  Obligations of the Parties......     8
         3.3  Cut-Off Date....................     8
 4.      COMPLETION...........................     8
         4.1  Closing Date....................     8
         4.2  Escrow Arrangements.............     9
         4.3  Actions by the Buyer at
               Closing........................     9
         4.4  Actions by Brand and Schluter at
               Closing........................     9
         4.5  Interest........................    10
 5.      GENERAL REPRESENTATIONS AND
         WARRANTIES OF THE SELLERS............    10
         5.1   Organization...................    10
         5.2   Capitalization.................    11
         5.3   No Violation...................    12
         5.4   Financial Statements...........    12
         5.5   Records........................    12
         5.6   Absence of Certain Changes.....    13
         5.7   Title to and Condition of the
                Assets........................    13
         5.8   Tangible Personal Property.....    13
         5.9   Customers and Supplies.........    14
         5.10  Employees......................    14
         5.11  Litigation.....................    15
         5.12  Contracts......................    15
         5.13  Taxation.......................    15
         5.14  Environmental Liability........    16
         5.15  Governmental Approvals.........    16
         5.16  Compliance with Laws and
                Permits; Illegal Payments.....    16
         5.17  Compliance with Zoning,
                Planning and Safety
                Regulations...................    17
         5.18  Receivables....................    17
         5.19  Inventory and Supplies.........    17
         5.20  Intellectual Property..........    17
         5.21  Insurance......................    18
         5.22  Full Disclosure................    18
 6.      REPRESENTATION AND WARRANTIES OF THE
         SELLERS IN CONNECTION

         WITH THE ACQUISITION OF THE STOCK....    19
         6.1  Registration of Stock...........    19
         6.2  Citizenship.....................    19
 7.      CONSEQUENCES OF INCORRECT
         REPRESENTATIONS AND WARRANTIES.......    19
         7.1  Sellers' Undertaking............    19
         7.2  Other Remedies..................    20
         7.3  Periods for Asserting
               Remedies.......................    20
         7.4  DE MINIMIS Provision............    20
         7.5  Facts Accepted by Buyer.........    20
 8.      AGREEMENT NOT TO COMPETE.............    20
 9.      UNDERTAKINGS OF BUYER AND SELLERS....    21
         9.1  Guarantees......................    21
         9.2  Haleko France...................    21
         9.3  Conduct of Business until
               Closing........................    21
         9.4  Anti-Trust Regulations..........    21
         9.5  FFG Put Option..................    21
10.      ASSIGNMENT...........................    21
11.      COSTS................................    22
12.      GOVERNING LAW AND LANGUAGE,
         DISPUTES.............................    22
         12.1  German Law.....................    22
         12.2  English Language...............    22
         12.3  Arbitration....................    22
13.      MISCELLANEOUS........................    23
         13.1  Entire Agreement...............    23
         13.2  Severability...................    23
         13.3  Amendment......................    23
         13.4  Headings.......................    23
         13.5  Gender, Number.................    23
         13.6  Notices........................    23
         13.7  Key Man Life Insurance.........    24

(Ito e/haleko/IndexStockPurchaseAgreement)

This STOCK PURCHASE AGREEMENT (the "Agreement") is made on 9 July 1998 by

1. Weider Nutrition Group, Inc., a corporation organised under the laws of Utah, United States of America, with headquarters at 2002 South 5070 West, Salt Lake City, UT 84 104-4726, USA (the "Buyer");
2.    Wolfgang Brandt of Ansorgestrasse 24, 22605 Hamburg ("Brandt"); and
3. Eberhardt Schluter of Bohmersweg 9, 20148 Hamburg ("Schluter") (Brandt and Schluter collectively the "Sellers").


BACKGROUND

A. Haleko Hanseatisches Lebensmittel Kontor GmbH (the "Company") is a private limited company organized under the laws of Germany, registered in the commercial register at the local court in Hamburg under registration no. HRB 20227 and with headquarters at Holsteinischer Kamp 1, 22081 Hamburg, Germany.
B. Brandt, Schluter and Carsten Schulte of Elbchaussee 245, 22605 Hamburg ("Schulte") own the following shares of the Company (the "Shares") which represent all of the outstanding shares in the capital of the Company:

                   Brandt:     one share of  DM     4,000.00
                               one share of  DM    21,000.00
                               one share of  DM    25,000.00
                               one share of  DM   100,000.00
                               one share of  DM   100,000.00
                               one share of  DM   250,000.00

                   Schluter:   one share of  DM    16,000.00
                               one share of  DM     9,000.00
                               one share of  DM    25,000.00
                               one share of  DM   100,000.00
                               one share of  DM   100,000.00
                               one share of  DM   250,000.00

                   Schulte:    one share of  DM   250,000.00
                               one share of  DM   250,000.00
                                             ---------------
                                             DM 1,500,000.00
                                             ===============

C. On 14 May 1998 the Buyer's parent company Weider Nutrition International, Inc. ("WNI") and the Sellers concluded a Letter of Intent on the purchase of the Shares which is - except for certain provisions - not legally binding and subject to the execution of a sale and purchase agreement. Following their intention as stated in the Letter of Intent the Buyer desires now to purchase the Shares pursuant to the terms of this Agreement and to enter into a long-term cooperation with Brandt and Schluter for the further development and expansion of the Company's business.

THEREFORE, the parties agree as follows:

1.    SALE AND PURCHASE

      1.1   SALE AND PURCHASE OF THE SHARES
            Pursuant to the terms and conditions set forth in this Agreement, Brandt and Schluter agree to sell and the Buyer agrees to purchase the Shares, free and clear of all encumbrances, together with the right to receive all undistributed dividends in respect of previous business years and the current business year.

      1.2   SHARES OWNED BY SCHULTE
            Prior to completion of the sale and purchase as aforesaid Brandt and/or Schluter shall enter into an agreement (the "Schulte Agreement") for the acquisition of those of the Shares owned by Schulte as set out in paragraph B of the preamble to this Agreement ("Schulte's Shares") free and clear of all encumbrances, together with the right to receive all undistributed dividends in respect of previous business years and the current business year, substantially in the form attached hereto as Exhibit A.

2.    PRICE AND TERMS
      The Buyer shall purchase the Shares for the following consideration:

      2.1   INITIAL CASH PAYMENT
            DM 44,850,000 (Deutsche Mark forty four million eight hundred fifty thousand) (the "Initial Cash Payment") which shall be paid to the Sellers and Schulte in accordance with Section 4.3 (a).

      2.2   STOCK
            200,000 (two hundred thousand) shares of unregistered Class A common stock in WNI (the "Stock"), one half of which is to be issued to each Brandt and Schluter as further consideration for those of the Shares owned by them at the date hereof as set out in paragraph B of the preamble to this Agreement. The Stock shall be subject to a 24-month lock-up period pursuant to the Lock-Up Agreements as defined in Section 4.4 (a) to secure their respective obligations under this Agreement and the Service Agreements as defined in
            Section 4.4 (b).
      2.3 DEFERRED CASH PAYMENT
            Up to DM 15,150,000 (Deutsche Mark fifteen million one hundred fifty thousand) (the "Deferred Consideration"), one half of which is to be paid to each Brandt and Schluter as further consideration for those of the Shares owned by them at the date hereof as set out in paragraph B of the preamble to this Agreement, in accordance with the following conditions and subject to adjustment pursuant to
            Section 2.5.

            (a)   Provided the Company's pre-tax profits (as defined in Section
                  2.4 (d)) for the period between 1 June 1998 and 30 April 1999, divided by 11 and multiplied by 12, are not less than DM 7,000,000, an amount of DM 3,000,000 shall be paid, increasing by DM 3,000,000 to DM 6,000,000 if the Company's pre-tax profits for the said period, divided by 11 and multiplied by 12, are DM 8,500,000 or more and by a proportional part of DM 3,000,000 if the said profits, divided by 11 and multiplied by 12, are between DM 7,000,000 and DM 8,500,000 ;
            (b) Provided the Company's pre-tax profits for the period between 1 May 1999 and 30 April 2000 are not less than DM 7,900,000, a further amount of DM 3,000,000 shall be paid, increasing by DM 3,000,000 to DM 6,000,000 if the Company's pre-tax profits for the said period are DM 9,800,000 or more and by a proportional part of DM 3,000,000 if the said profits are between DM 7,900,000 and DM 9,800,000;

            (c) Provided the Company's pre-tax profits for the period between 1 May 2000 and 30 April 2001 are not less than DM 9,000,000, a further amount of DM 1,500,000 shall be paid, increasing by DM 1,5000,000 to DM 3,000,000 if the Company's pre-tax profits for the said period are DM 11,300,000 or more and by a proportional part of DM 1,500,000 if the said profits are between DM 9,000,000 and DM 11,300,000.
            (d) Provided the maximum amounts of Deferred Compensation as per sub-sections (a) to (c) have been achieved, a further amount of DM 150,000 shall be paid together with the amount as per
                  (c).

            Any amount to be paid as aforesaid shall become due ten days after its determination has become final and binding in accordance with
            Section 2.4 (c).

2.4 DETERMINATION OF DEFERRED CONSIDERATION
            (a) The amounts of Deferred Consideration payable to Brandt and Schluter shall be determined by Mr. Bernd Rohrberg ("Rohrberg"), unless he states or the Buyer, Brandt and Schluter (or, if only one of them is entitled to Deferred Compensation for the respective period, that person) agree that he is unavailable or unable to determine the Deferred Consideration, in which case it shall be determined by the Company's auditor for the period relevant to the calculation of such amount (the "Company's Auditor"). The same shall apply if Rohrberg should fail to determine the Deferred Compensation within one month from unconditional approval of the Company's accounts for the respective period by the Company's Auditor. The determination of the Deferred Consideration shall be finalised within six months after the end of the respective period, failing which the Buyer shall pay 6% p.a. interest on the Deferred Consideration - if any - starting six months after the end of the respective period.
            (b) Provided Brandt and Schluter are still executive directors (GESCHAFTSFUHRER) of the Company or of a company acting as general partner of a limited partnership into which the Company has been converted ("Executive Directors") at the relevant time they shall be responsible to prepare the accounts of the Company for the periods for which Deferred Consideration is possibly payable; such accounts have to be audited and unconditionally approved by the Company's Auditor. If the Company's Auditor shall not be identical to its auditor for the 1997 financial year, Brandt and Schluter shall have the right jointly - or if only one of them is still an Executive Director at the relevant time, that person alone - to appoint an auditor of their (or his, as the case may be) choice in order to verify the audit results of the Company's Auditor for the respective period.
            (c) The determination of the amount of the Deferred Consideration by Rohrberg or, as the case may be, the Company's Auditor shall become final and binding on all parties one month after its having been communicated to the Buyer, Brandt and Schluter (or, if only one of them is entitled to Deferred Compensation for the respective period, that person) unless one of them has notified the others of an objection to such determination within the said period. In the latter case either party may apply to KPMG Deutsche Treuhand-Gesellschaft AG of Kurze Muhren 1, 20095 Hamburg, for a determination which shall be final and binding on all parties for the purpose of Section
                  2.3 but without prejudice to either party's rights to assert that it contains, or is based on, manifest error.
            (d) For the purpose of calculating the pre-tax profits of the Company as referred to in Section 2.3:

                  (i) Pre-tax profits shall mean the Company's profits as per its accounts for the relevant period, prepared, audited and approved in accordance with Section 2.4 (b), before income and trade tax (KORPERSCHAFTSTEUER and GEWERBESTEUER) calculated in accordance with the general accepted accounting principles applied in previous years, plus that part of the profits (or losses) of the currently existing unconsolidated subsidiaries of the Company attributable to it;
                  (ii) The Company shall be deemed to have continued to exist with two executive directors and with its present structure so that the effects of the appointment of any additional executive directors by the Buyer beyond the aforesaid number and of any legal or other structural changes initiated by the Buyer (including the divestment of the shares in Fun & Fit Holding GmbH ("FFG"), Hanover, as per Section 3.1 (e) but not the measures described in
                        Section 3.1 (b)) shall be disregarded;
                  (iii) The profits of the Company earned after 1 June 1998
                        shall be deemed to have been accumulated and not distributed;
                  (iv) The effects of any measure implemented by the Company's management at the written request of the Buyer shall be disregarded if such measure is in the view of Brandt or Schluter likely to have a negative effect on the Company's profitability and Brandt or Schluter notified the Buyer thereof in writing of the expected negative effects prior to implementation unless the request is withdrawn by the Buyer following such notification. The effects of other measures shall only be disregarded if the Buyer and Brandt and Schluter so agree in writing prior to implementation.

      2.5   ADJUSTMENT OF DEFERRED CONSIDERATION
            In the event that a Service Agreement is terminated prior to expiry of its fixed term or Brandt or Schluter resigns as Executive Director prior to such expiration, the Deferred Consideration shall be adjusted as follows:

            (a) If termination is effected by the Company for cause (AUS WICHTIGEM GRUND) or by Brandt or Schluter other than for cause, or Brandt or Schluter resigns other than for cause, any portion of the Deferred Consideration outstanding at the time notice of termination or resignation is given shall be cancelled;

            (b) If termination is effected by the Company other than for cause or by Brandt or Schluter for cause, or Brandt or Schluter resigns for cause, any portion of the Deferred Consideration outstanding at the time notice of termination or resignation is given shall be calculated at the maximum rate pursuant to
                  Section 2.3 regardless of the actual pre-tax profits achieved by the Company for the respective periods;

            (c) If Brandt or Schluter becomes unable to discharge his duties as Executive Director due to death or permanent disability or force majeure, any portion of the Deferred Consideration outstanding at the time such inability first manifests itself shall be reduced to 50% of the amount otherwise payable pursuant to Section 2.3;
            always provided that (i) for the purpose of this Section Brandt and Schluter shall be treated separately so that an event - such as termination of a Service Agreement or resignation as Executive Director - affecting only one of them shall not have any effect on the amount of Deferred Consideration due to the other; and (ii) "cause" in terms of this Section shall include only such events for which the party to whom notice is given or a resignation is addressed "for cause" is responsible ("DER PARTEI ZUZURECHNEN IST").

3.    CONDITIONS PRECEDENT

      3.1   CONDITIONS TO COMPLETION
            The parties shall not be obliged to proceed to completion of this Agreement until the following conditions (the "Conditions Precedent") have been fulfilled:

            (a) the board of directors of the Buyer and the Buyer's primary lender have resolved to approve this Agreement;
            (b) any connections between the Company and Haleko France S.A.R.L. and its subsidiaries (collectively "Haleko France") have been severed so that (i) neither the Company nor any of the Subsidiaries (as defined in Section 5.1 (c)) hold any shares in Haleko France; (ii) all references to or similarities with the word "Haleko" or any other word used in the names of any of the Subsidiaries have been deleted from the names of Haleko France; and (iii) the Buyer has received a legal opinion, in a form satisfactory to it, from Sellers' French counsel certifying that conditions (i) and (ii) have been fulfilled;
            (c) the Schulte Agreement has become unconditional except for payment of the purchase price agreed therein;
            (d) the Company has obtained from Mr. Bernd Seidel a validly notarised unconditional call option, substantially in the form attached hereto as

                  Exhibit B, regarding all of his shares in ELBA Lebensmittel GmbH, Bleckede ("Elba") for a purchase price not exceeding DM 150,000 which can be exercised until the end of 1998;
            (e) the Company has caused the divestment of all the shares in FFG pursuant to a deed substantially in the form attached hereto as Exhibit C;
            (f) the Buyer has received a legal opinion, in a form satisfactory to it, from the law firm of Buse, Koch, Gorsler, Nesselhauf, Moerchen or another law firm acceptable to it, certifying that the Shares are fully paid;
            (g) the Buyer has given written notice to each of the Sellers that the results of the audit of the Company's interim balance sheet as at 31 May 1998 (the "May 1998 Balance Sheet") by an auditor appointed by the Buyer have been accepted as satisfactory by the Buyer; and
            (h) the period during which the transactions contemplated hereby may be prohibited by the BUNDESKARTELLAMT has expired or the BUNDESKARTELLAMT has notified the Buyer in writing that the said transactions do not fulfil the criteria for such prohibition.
      3.2   OBLIGATIONS OF THE PARTIES
            The parties undertake to use all reasonable endeavours to ensure that the Conditions Precedent are fulfilled as soon as possible.
      3.3   CUT-OFF DATE
            If the Conditions Precedent shall not have been fulfilled by 31 August 1998 each party shall have the right to cancel this Agreement with immediate effect by giving notice to each of the other parties and without any claim for indemnification except as based on a failure to comply with the obligations set out in Section 3.2.

4.    COMPLETION

     4.1    CLOSING DATE
            On the date being the seventh Business Day (as defined below) following the date on which all of the Conditions Precedent have been fulfilled (the "Closing Date"), the parties shall concurrently enter into a share transfer deed substantially in the form attached hereto as Exhibit D and execute the measures set out in Sections 4.3 and 4.4 below. "Business Day" shall be a day on which commercial banks are open for business in New York and Hamburg.
     4.2    ESCROW ARRANGEMENTS
            Prior to the Closing Date the Buyer shall transfer an amount of DM 29,850,000.00 (Deutsche Mark twenty nine million eight hundred fifty thousand) to an escrow account held by Rohrberg at Hamburger Sparkasse, account no. 1280/136977, sort code 200 505 50 (the "Escrow Account I") subject to the terms of an escrow agreement substantially in the form attached hereto as Exhibit E 1. The remaining amount of DM 15,000,000.00 (Deutsche Mark fifteen million) shall be transferred on the same date to an escrow account held by Hasche Eschenlohr Peltzer Riesenkampff Fischotter ("Hasche") at Deutsche Bank AG, Hamburg, account no. 4805818, sort code 200 700 00 (the "Escrow Account II") subject to the terms of an escrow agreement substantially in the form attached hereto as Exhibit E 2.
      4.3   ACTIONS BY THE BUYER AT CLOSING
            On the Closing Date the Buyer shall
            (a)   pay to the Sellers and Schulte the Initial Cash Payment by
                  (i) instructing Rohrberg to release from the Escrow Account I DM14,925,000 to an account specified by Brandt and DM14,925,000 to an account specified by Schluter.
                  (ii) instructing Hasche to release from the Escrow Account II DM 15,000,000.00 to an account specified by Schulte; and

            (b)   deliver the Stock to Brandt and Schluter pursuant to Section
                  2.2.
      4.4   ACTIONS BY BRANDT AND SCHLUTER AT CLOSING
            On the Closing Date Brandt and Schluter shall each

            (a) sign a lock-up agreement substantially in the form attached hereto as Exhibit F (the "Lock-up Agreement");
            (b) sign a service agreement substantially in the form attached hereto as Exhibit G (the "Service Agreement");

            (c) sign an agreement to terminate their employment agreement with Elba and waive all further claims they may have against Elba substantially in the form attached hereto as Exhibit H; and
            (d) provide the Buyer with a validly notarised unconditional call option in favour of the Company or a party nominated by it, substantially in the form attached hereto as Exhibit I, regarding all of their shares in FFG which can be exercised during a 12 months period commencing on 1 December 1999.

      4.5   INTEREST
            Any portion of the Initial Cash Payment not paid on the Closing Date shall bear interest at 6% p.a. from the day following one week after the Closing Date.

5.    GENERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS
      The following representations and warranties are given jointly, severally and individually by the Sellers to the Buyer, as of the date hereof and the Closing Date; as far as the Italian and English subsidiaries of the Company as identified in Schedule 5.1 (b) (the "Italian and English Subsidiaries") are concerned, the Sellers give representations and warranties only to the best of their knowledge except for Section 5.2.

      5.1   ORGANISATION
            (a) The Company is a private limited company (GESELLSCHAFT MIT BESCHRANKTER HAFTUNG) duly organized and validly existing under the laws of Germany, registered in the commercial register at the local court in Hamburg under registration no. HRB 20227.
            (b) The Company has no direct or indirect subsidiaries or affiliates and owns no security or similar interest in any other company or entity save as disclosed in Schedule 5.1 (b) except for, at the date hereof, Haleko France. The certificate referred to in Section 3.1 (b) (iii), when issued, will be complete and correct.
            (c) The Company has delivered to the Buyer complete and correct copies of its charter (GESELLSCHAFTSVERTRAG) and the charters of the entities listed in Schedule 5.1 (b) (the "Subsidiaries" which term, for the avoidance of doubt, includes FFG and its subsidiaries) except for the Italian and English Subsidiaries and of an extract from the commercial register reflecting the Company's registration therein, and nothing has occurred in relation to the Company since the date of such extract which would be capable of registration in the commercial register.
            (d) The Company and the Subsidiaries have all governmental and other authorisations, licences or permits necessary to carry on their respective business as now conducted in each and every jurisdiction in which such business is being conducted. The Sellers further represent and warrant that to the best of their knowledge all products produced and/or distributed by the Company and the Subsidiaries are in compliance with all current applicable laws in each and every jurisdiction in which such products are distributed and except as disclosed in
                  Schedule 5.1 (a) no problems with the products are expected.
            (e) As regards Sporting Nutrition S.A.R.L. the Sellers expressly warrant and represent that this company is a dormant company, does not have any liabilities and did not pursue any business in the last three years.
      5.2   CAPITALISATION
            The statements contained in paragraph B of the preamble to this Agreement are correct and complete. All outstanding shares in the capital of the Company and the Subsidiaries have been validly issued, are free of all encumbrances and are fully paid, and no event has occurred which could be regarded as a repayment of share capital or could otherwise give rise to an obligation to inject capital contributions into the Company or any of the Subsidiaries. No shares in the Company or any of the Subsidiaries are subject to or have been issued in violation of pre-emptive or similar rights. No options or other rights to acquire shares in the Company or any of the Subsidiaries have been granted except that on the Closing Date Brandt and/or Schluter will have been granted the right to acquire Schulte's Shares pursuant to the Schulte Agreement. None of the Shares and none of the shares in any of the Subsidiaries are subject to any voting or trust agreements or arrangements.
      5.3   NO VIOLATION
            The execution and completion of this Agreement and the transactions contemplated hereby will not conflict with or give rise to any right of termination or acceleration under the terms of any contract, licence or other instrument to which the Company or any of the Subsidiaries is a party or by which any of their respective assets are bound or any judgement or decree of any court or administrative agency, domestic or foreign.
      5.4   FINANCIAL STATEMENTS
            Except as disclosed in Schedule 5.4 the Company's and each Subsidiary's audited balance sheets for the years ended 31 December 1997, 1996 and 1995 (the "Balance Sheets") and the May 1998 Balance Sheet provide a fair and accurate representation of the Company's and each Subsidiary's financial condition as of the respective dates thereof. The Balance Sheets were prepared in accordance with generally accepted German (or other locally applicable) accounting standards and in the manner customarily used by the Company or the respective Subsidiary in preparing its financial statements and balance sheets. Neither the Company nor any of its Subsidiaries has incurred any liabilities, including contingent liabilities, except as reflected in the Balance Sheets and the May 1998 Balance Sheet or incurred since 31 May 1998 (in the case of the Company) or 31 December 1997 (in the case of the Subsidiaries) in the ordinary course of business.
      5.5   RECORDS
            All accounts, books, financial and other records of whatsoever kind (the "Records") of the Company and the Subsidiaries have been fully, properly and accurately maintained, to a standard appropriate for such Records, are in the possession of the Company and the Subsidiaries at their respective business premises, do not contain or reflect any material inaccuracy or discrepancies and provide a fair and accurate representation of the Company's and each Subsidiary's business.

                                      -13-
      5.6   ABSENCE OF CERTAIN CHANGES
            Since 31 December 1997

            (a) the shareholders of the Company have not resolved to distribute any dividends and no such distribution has taken place;
            (b) except as disclosed in Schedule 5.6 (b) no increase in the compensation payable or to become payable by the Company or any Subsidiary to any of its executive directors or senior employees (PROKURISTEN) has been agreed or promised;
            (c) no transaction has taken place or has been initiated relating to the Company, any of the Subsidiaries or any of their respective assets other than in the ordinary course of business; and
            (d) nothing has occurred which could cause a materially adverse change to the Company's or any Subsidiary's financial condition, assets or business prospects.

            The Sellers have disclosed to the Buyer all other events or conditions of any character that have or might have a materially adverse effect on the Company's or any Subsidiary's financial condition, assets or business prospects.
      5.7   TITLE TO AND CONDITION OF THE ASSETS

            Except as disclosed in Schedule 5.7 the Company and each Subsidiary

            (a) has good and marketable title to all of its assets (tangible and intangible), free and clear of all encumbrances or title retention agreements of any kind;
            (b) has maintained all of its machinery and equipment in proper working condition; and
            (c) does not have any existing or contingent liabilities in respect of any properties previously owned or occupied by it.
      5.8   TANGIBLE PERSONAL PROPERTY
            Schedule 5.8 sets out all items of machinery, equipment and other property owned or leased by the Company and the Subsidiaries (except for the Italian and English Subsidiaries) or held for use in connection with the operation of their respective business (except for items having a value of DM 800.00 or less) and is complete and correct.

      5.9   CUSTOMERS AND SUPPLIERS
            Schedule 5.9 sets out the Company's and each Subsidiary's (except for the Italian and English Subsidiaries) 10 largest suppliers and customers for 1996 and 1997 and is complete and correct, and except as disclosed on Schedule 5.9 no customer or supplier has given the Company or a Subsidiary any indication of its desire to cancel, otherwise terminate or materially alter its relationship with the Company or a Subsidiary.
      5.10  EMPLOYEES
            (a) Schedule 5.10 (a) sets out the names, dates of commencement of service and current annual remuneration of all of the Company's and each Subsidiary's current employees and individuals providing services who are not employees (fREIE MITARBEITER), and is complete and correct. Except as indicated on Schedule 5.10 (a) no employee or other individual providing services has given notice or other indication of the desire or intent to terminate his or her employment or other relationship with the Company or a Subsidiary, nor has such notice or other indication been given by the Company or a Subsidiary to such employee or other individual.
            (b) Schedule 5.10 (b) sets out all current collective agreements with the Company's and each Subsidiary's works council (BETRIEBS-VEREINBARUNGEN) and with trade unions applicable to employees of the Company or a Subsidiary (TARIFVERTRAGE) and is complete and correct, and copies of the said agreements have been furnished to the Buyer. There is no labour dispute actually pending or threatened against or involving the Company or any Subsidiary, nor has the Company or any
                  Subsidiary experienced any labour dispute since inception.
            (c)   Except as listed on Schedule 5.10 (c), neither the Company nor any Subsidiary has adopted any pension or other employee
                  benefit plan covering all or any of its employees or executive directors. All liabilities, contingent or otherwise, of the Company or any Subsidiary under such plan have been fully reserved against in the Company's and each Subsidiary's balance sheet as at 31 December 1997 (the

                  "1997 Balance Sheets") or, to the extent they arose after 31 December 1997, in the May 1998 Balance Sheet.
      5.11  LITIGATION
            Except as set out on Schedule 5.11 there is no

            (a) action, claim or proceeding pending of which the Company or a Subsidiary has received notice or which the Sellers believe may be asserted, threatened against or affecting the Company, a Subsidiary or any of their respective assets before any court, arbitral tribunal, governmental department or administrative agency, domestic or foreign; or
            (b)   governmental investigation or inquiry;
            pending or threatened against or affecting the Company or any Subsidiary, and there is no basis for any of the foregoing. Except as indicated on Schedule 5.11 each of the actions, claims or proceedings pending has been reported to the proper insurance carrier in accordance with the applicable insurance policy, if any, and has been accepted for coverage by the applicable insurer.
      5.12  CONTRACTS
            Schedule 5.12 sets out every material contract, commitment, arrangement or understanding including every loan agreement (the "Contracts") to which the Company or any of the Subsidiaries are a party or by which the Company or any of the Subsidiaries or any of their respective assets are bound, and is complete and correct. No event has occurred that would give rise to a breach or default under any of the Contracts. There is no outstanding notice of default, breach or termination in connection with any of the Contracts, and no other party has asserted any claims arising out of or in connection with the Contracts.
      5.13  TAXATION
            (a) The Company and each Subsidiary has filed all tax returns, each of which is accurate, required to be filed by it with all taxing authorities to which it is subject, and, except as disclosed in Schedule 5.13 (a), has paid or provided for all taxes payable in respect of periods prior to, or including, the date hereof. There is no deficiency or additional tax or charge proposed to be assessed against the Company, any of the Subsidiaries or any of their respective assets. No action is pending or contemplated by any taxing authority to collect any outstanding taxes from the Company or any Subsidiary.
            (b) All transactions between the Company and any of the Subsidiaries, and all transactions between the Company or any of the Subsidiaries and any of their respective present or former shareholders or persons closely related to such shareholders have been conducted entirely on an arm's-length basis, and no event has occurred which could be regarded as the payment of a constructive dividend (VERDECKTE GEWINNAUSSCHUTTUNG).
      5.14  ENVIRONMENTAL LIABILITY
            Neither the Company nor any Subsidiary uses or stores, or has responsibility for the use, storage, discharge or clean-up of any hazardous or environmentally regulated substances and no other responsibility or liability whether actual or contingent, under any applicable environmental protection statute or regulation.
      5.15  GOVERNMENTAL APPROVALS
            No consent, approval, authorisation, filing or registration with any governmental entity is required by the Sellers, the Company or any Subsidiary in connection with the execution or completion of this Agreement or the transactions contemplated hereby.
      5.16  COMPLIANCE WITH LAWS AND PERMITS; ILLEGAL PAYMENTS
            (a) The Company and the Subsidiaries have at all times complied with all relevant laws and regulations governing their respective business and with the terms of all permits necessary for the conduct of such business.
            (b) Neither the Company nor any of its Subsidiaries or any employee or agent of the Company or any of its Subsidiaries has, directly or indirectly, paid any sum of money or delivered any item or property, however characterised, to any person in any country, in any manner related to the business or operations of the Company or any of its Subsidiaries, which was illegal under applicable law.

      5.17  COMPLIANCE WITH ZONING, PLANNING AND SAFETY REGULATIONS
            The use of all of the properties in which the Company or any of the Subsidiaries conducts its business and all machinery and equipment therein and the conduct of any business therein complies in all respects with all applicable zoning, planning and safety regulations.
      5.18  RECEIVABLES
            Except as reflected or reserved against in the 1997 Balance Sheets or the May 1998 Balance Sheet all accounts and notes receivable reflected therein have arisen in the ordinary course of business, represent valid obligations to the Company or the respective Subsidiary and have been collected or are presently collectable in the aggregate recorded amounts thereof, in accordance with their terms. Neither the Company nor any Subsidiary has received any notice or threat that any items previously shipped by or on behalf of it are to be returned for any reason, other than returns made in the ordinary course of business or reserved against in the 1997 Balance Sheets (in the case of the Subsidiaries) or the May 1998 Balance Sheet (in the case of the Company), and neither the Company nor any Subsidiary has reason to believe that unusual returns of any such items will occur subsequent to the date hereof. There are no unresolved warranty or other claims by the Company's or any Subsidiary's customers or by consumers of products supplied by the Company or any Subsidiary based on a defect in or failure of such products.
      5.19  INVENTORY AND SUPPLIES
            The Company's and each Subsidiary's inventory and supplies are in usable or saleable condition in the ordinary course of business, subject only to reserves for obsolescence reflected in the Company's or the respective Subsidiary's books and records, and have been maintained at their customary levels.
      5.20  INTELLECTUAL PROPERTY
            Except as set out on Schedule 5.20, the Company and the Subsidiaries have no patents, patent applications, marks, trade names, copyrights, unpatented discoveries, processes or inventions or similar rights, or licenses of such rights as licensee (collectively the "Intellectual Property"), nor require any such rights in order to conduct their respective business. Unless otherwise indicated on Schedule 5.20, the Company or the respective Subsidiary owns the entire right, title and interest in and to the Intellectual Property, and each part thereof, to the extent indicated on Schedule 5.20, has been duly registered with such patent office or other domestic or foreign agency as are indicated on Schedule 5.20, and such registrations remain in full force and effect. Except as stated on Schedule 5.20, there are no pending or threatened proceedings or litigation or other adverse claims affecting or relating to the Intellectual Property, and no such proceedings, litigation or claims were threatened or instituted against the Company or any Subsidiary since inception. Neither the Company nor any Subsidiary is infringing or otherwise acting adversely to the right of any person under any patent, mark, trade name, copyright or similar intangible right or any license in respect of such right. Furthermore there is no Intellectual Property, in particular any mark, which can be cancelled (LOSCHUNGSREIF) because it has not been used, except as stated on
            Schedule 5.20.
      5.21  INSURANCE
            The Company's and each Subsidiary's properties and business are and continuously have been insured in accordance with prudent business practice. Schedule 5.21 sets out all its and the Subsidiaries' insurance policies and the amounts and terms of coverage and is complete and correct. There are no pending claims under any such policies.
      5.22  FULL DISCLOSURE
            The Sellers have provided the Buyer with full access to all books, records and documents of or relating to the Company, the Subsidiaries and their respective business. No representation or warranty of the Sellers contained in this Agreement contains any untrue statement of a material fact or omits any material fact. There is no fact known to the Sellers that materially or adversely affects or in the future may materially or adversely affect the business or operations of the Company or any of the Subsidiaries that has not been set forth in this Agreement.

6. REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN CONNECTION WITH THE ACQUISITION OF THE STOCK
      Brandt and Schluter, jointly, severally and individually represent and warrant to the Buyer as follows:

      6.1   REGISTRATION OF STOCK
            Brandt and Schluter understand that the offer of the Stock to them has not been registered under the U.S. securities laws or any state securities laws or regulations in reliance upon the exemption provided under Regulation S of the Securities Act of 1933, as amended. Brandt and Schluter understand that they may not sell the Stock unless it is registered or exempt from registration under the U.S. securities laws.
      6.2   CITIZENSHIP
            Brandt and Schluter are citizens of Germany and are both residents of Germany. They are not acquiring the Stock for the account or benefit of any U.S. person as such term is defined under the U.S. securities laws, nor with the intent to offer or sell such Stock in the U.S. or to a U.S. person as long as the Stocks are restricted or unregistered.

7.    CONSEQUENCES OF INCORRECT REPRESENTATIONS AND WARRANTIES

      7.1   SELLERS' UNDERTAKING
            The Sellers jointly and severally undertake to the Buyer that if any of the representations and warranties set out in Sections 5 and 6 (the "Representations and Warranties") is untrue, incomplete or misleading in any respect, they shall forthwith pay to the Company or the Subsidiary concerned such sum as may be sufficient to place the Company or the Subsidiary concerned in the position it would have been in if the Representations and Warranties had been true, complete and not misleading in every respect, and shall indemnify the Buyer against any claims, losses, liabilities, judgments, settlements, penalties and costs (including reasonable attorneys` fees and expenses) of any nature whatsoever asserted against or incurred by the Buyer resulting from any of the Representations and Warranties being untrue, incomplete or misleading in any respect.

      7.2   OTHER REMEDIES
            The rights set out in Section 7.1 shall be without prejudice to any other remedies available to the Buyer under general principles of law except for the right of rescission (WANDELUNG) which shall be excluded.
      7.3   PERIODS FOR ASSERTING REMEDIES
            The rights set out in Section 7.1 and any other remedies may be asserted by the Buyer during a period of three years from the Closing Date; if Brandt and Schluter cease to be Executive Directors the period shall be two years from the Closing Date. For claims arising from the Representations and Warranties contained in Section
            5.13 the said period shall expire six months after the day on which the tax assessment giving rise to a claim became final. A right or remedy shall be validly asserted if written notice thereof has been given by the Buyer to either of the Sellers before expiry of the respective period as aforesaid. The Buyer shall be obliged to institute arbitration proceedings within one year after the above notice has been given; otherwise such claims shall be time-barred.
      7.4   DE MINIMIS PROVISION
            There shall be no remedy for individual claims (ANSPRUCH IM EINZELFALL) below DM 20,000 (Deutsche Mark twenty thousand). Furthermore, no payment shall be made until the amount of all claims exceeds in the aggregate DM 300,000 (Deutsche Mark three hundred thousand).
      7.5   FACTS ACCEPTED BY BUYER
            No fact shall constitute a breach of any of the Representations and Warranties if that fact has been accepted in writing by the Buyer.

8.    AGREEMENT NOT TO COMPETE
      Each of the Sellers undertakes to the Buyer to refrain from any activity, paid or unpaid, in support of a business competing with the Company's or any Subsidiary's business as conducted on the date hereof, whether directly or indirectly, as principal, agent, director, employee, consultant, investor or otherwise for a period of five years from the Closing Date but not exceeding two years from the termination of their respective Service Agreement.

9.    UNDERTAKINGS OF BUYER AND SELLERS

      9.1   GUARANTEES
            The Buyer undertakes to ensure that the Sellers are released by the Company from the guarantees listed in Schedule 9.1.
      9.2   HALEKO FRANCE
            The Sellers undertake to hold the Company free and harmless of all and any claims by Haleko France and/or third parties, including Societe Generale, which have any connection or are related to Haleko France or any of its business activities in the past or in the future, including any costs in connection with the liquidation of Haleko France or any claims by employees or executives of Haleko France which are in excess of the reserves (RUCKSTELLUNGEN and EINZELWERTBERICHTIGUNGEN) created by the Company for such events plus DM 300,000.
      9.3   CONDUCT OF BUSINESS UNTIL CLOSING
            The Sellers undertake to conduct the business of the Company and the Subsidiaries, during the period from the date hereof to the Closing Date, in the ordinary course except with the prior written approval of the Buyer.
      9.4   ANTI-TRUST REGULATIONS
            The Buyer undertakes to notify the BUNDESKARTELLAMT of the transactions contemplated hereby as soon as possible after the date hereof. The Sellers undertake to cause the Company and the Subsidiaries to cooperate fully and promptly in the preparation of such notification.
      9.5   FFG PUT OPTION
            The Buyer undertakes to procure that as soon as reasonably practical after the Closing Date the Company shall provide the Sellers with a validly notarised unconditional put option, substantially in the form attached hereto as Exhibit J, regarding all of their shares in FFG which can be exercised during a 12 months period commencing on 1 December 1999.

10.   ASSIGNMENT
      The Buyer shall have the right to assign this Agreement and all its rights and obligations hereunder to another company (the "Assignee") without any further consent or approval by the Sellers being required, provided that the Assignee is majority-owned, directly or indirectly, by WNI. In case of such assignment the Buyer shall, however, remain liable for payment of the consideration pursuant to Section 2.

11.   COSTS
      Each party shall bear the cost of its own legal and other advisors incurred in connection with the negotiation, execution and completion of this Agreement and the transactions contemplated hereby as well as any personal taxes arising therefrom. All transfer taxes, notary's and court charges in connection with the execution and completion of this Agreement shall be borne by the Buyer, provided that if one or more of the Conditions Precedent specified in Section 3.1 lit. (b) to (f) should not have been fulfilled by 31 August 1998 such charges shall be jointly and severally borne by the Sellers.

12.   GOVERNING LAW AND LANGUAGE, DISPUTES

      12.1  GERMAN LAW
            This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.
      12.2  ENGLISH LANGUAGE
            The authentic text of this Agreement shall be the English text, except that in case of any conflict between any English term herein and the German translation thereof placed immediately following it in parenthesis, the German translation shall be binding.
      12.3  ARBITRATION
            Any dispute arising out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date hereof. The appointing authority shall be the President of the Law Society of England and Wales. The number of arbitrators shall be three. The place of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

13.   MISCELLANEOUS

      13.1  ENTIRE AGREEMENT
            This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all negotiations and previous agreements - whether oral or in writing - with respect to such subject matter.
      13.2  SEVERABILITY
            If any of the provisions of this Agreement other than those contained in Section 3 shall be or become invalid, this shall not affect the validity of the remaining provisions. The parties undertake to replace any invalid provisions by such provisions as shall come as close as possible to their commercial intentions in a legally valid manner. The same shall apply if this Agreement should contain an unintentional gap.
      13.3  AMENDMENT
            No amendment to this Agreement shall be of any effect unless it is in writing and signed for or on behalf of the parties hereto. This shall also apply to any amendment of the present Section 13.3.
      13.4  HEADINGS
            The headings in this Agreement are inserted for convenience only and shall not affect the interpretation thereof.
      13.5  GENDER, NUMBER
            Throughout this Agreement, where such meaning would be appropriate, the masculine gender shall be deemed to include the feminine and the neuter, and the singular shall be deemed to include the plural and vice versa.
      13.6  NOTICES
            Any notices provided or required under the terms of this Agreement shall be effective immediately when provided by facsimile transmission or personal delivery, or five days after being sent by internationally recognised courier, and addressed as follows:

            (a) If to Brandt:
                Ansorgestrasse 24
                22605 Hamburg

                                      -24-
            (b) If to Schluter:
                Bohmersweg 9
                20148 Hamburg
            (c) If to the Buyer:
                2002 South 5070 West
                Salt Lake City
                UT 84 104-4726, USA

      13.7  KEY MAN LIFE INSURANCE
            The Buyer shall be entitled to take out key man insurance on the lives of Brandt and/or Schluter and/or to cause the Company to do so.


IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.


         /s/WOLFGANG BRANDT
            Wolfgang Brandt



         /s/EBERHARDT SCHLUTER
            Eberhardt Schluter



Weider Nutrition Group, Inc.


by: /s/ROBERT K. REYNOLDS
       Robert K. Reynolds